AMENDMENT NO. 1 TO RIGHTS AGREEMENT
This Amendment No. 1, dated as of November 26, 2025 (this “Amendment”), amends that certain Rights Agreement, dated as of December 3, 2024 (the “Rights Agreement”), by and between PetMed Express, Inc., a Florida corporation (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.
WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;
WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.;
WHEREAS, to the knowledge of the Company, as of the date hereof, the Rights are still redeemable;
WHEREAS, the Board of Directors of the Company has (i) deemed it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement as set forth herein; (ii) approved this Amendment; and (iii) authorized the proper officers of the Company to execute and deliver the same to the Rights Agent;
WHEREAS, pursuant to and in accordance with Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below.
NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto, intending to be legally bound hereby, agree as follows
1.The definition of “Final Expiration Date” set forth in Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“Final Expiration Date” shall mean the Close of Business on December 2, 2026.
2.Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
3.This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.
4.If any term, provision, covenant, or restriction of this Amendment, or the application thereof to any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, null, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
5.Except as expressly set forth in this Amendment, the Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment and will remain in full force and effect and otherwise shall be unaffected by virtue of this Amendment.
6.This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
7.This Amendment shall be effective as of the date first written above,
8.Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as amended hereby.
9.The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

PETMED EXPRESS, INC.

By: /s/ Leslie C.G. Campbell
Name: Leslie C.G. Campbell
Title: Interim CEO

CONTINENTIAL STOCK TRANSFER & TRUST COMPANY
By: /s/ Erika Young
Name: Erika Young
Title: Vice President

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